Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(Nasdaq: OSBC)	April 20, 2007

Contact:	J. Douglas Cheatham Chief Financial Officer (630) 906-5484

Old Second Bancorp, Inc. Announces First Quarter Earnings

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced first quarter earnings of $0.43 per diluted share, on earnings of $5.75 million. Diluted earnings per share were down from the first quarter of 2006, in which the Company earned $0.45 per diluted share on net income of $6.1 million. Noninterest income increased, but that increase was offset by a lower net interest margin and increased personnel and facility costs. The Company made no provision for loan losses in the first quarter of 2007 whereas there was a $444,000 provision made in the first quarter of 2006.

Net interest income decreased from $18.1 million in the first quarter of 2006 to $16.5 million in the first quarter of 2007. Average earning assets grew $67.8 million or 3.1% from March 31, 2006 to March 31, 2007. Despite that growth, the net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, declined from 3.49% in the first quarter of 2006 to 3.10% in the first quarter of 2007. The average tax-equivalent yield on earning assets increased from 6.32% to 6.72%, or 40 basis points. At the same time, the cost of interest-bearing liabilities increased from 3.23% to 4.13%, or 90 basis points.

Changes in deposit funding composition continued to cause an increase in interest costs and a decline of the net interest margin in the first quarter of 2007. The aggregate average balances of demand deposits and lower-cost sources of funds such as NOW accounts and savings accounts decreased nominally in the first quarter of 2007 as compared to the first quarter of 2006. At the same time, deposit growth occurred primarily in higher-cost sources of funds, such as money market and time deposit accounts, which increased on average by $47.5 million, or 11.4%, and $27.3 million, or 2.87%, respectively. Average non-deposit funding costs also increased $126,000, or 4.9%, in the first quarter of 2007 as compared to the first quarter of 2006 primarily due to a general increase in interest rates and an increase in the average note payable balance outstanding in the first quarter of 2007. The proceeds from that note were primarily used to repurchase common stock.

The Company recorded no provision for loan losses in first quarter of 2007 as compared to a $444,000 provision for loan losses in the first quarter of 2006. Loan portfolio quality remained strong as nonperforming loans decreased to $1.7 million at March 31, 2007 from $7.0 million at March 31, 2006. The ratio of the allowance for loan losses to nonperforming loans was 932.8% as of March 31, 2007, compared with 227.1% as of March 31, 2006. Net recoveries were $56,000 and $118,000 in the first quarter of 2007 and 2006, respectively. Management determines the amount to provide for in the allowance for loan losses based upon a number of factors including loan growth, the quality and composition of the loan portfolio and loan loss experience. While the amount of nonperforming loans has decreased in the first quarter of 2007, management detected a general deceleration in real estate building and development activity in 2006 from the high levels of the previous several years. While borrowers have generally continued to perform on their commercial real estate obligations, management believes that the slowdown in this sector combined with the Company’s concentration in commercial real estate and construction loans represents increased risk when assessing the adequacy of the allowance for loan losses. Despite the market slowdown, management concluded that no provision adjustment was necessary in the first quarter of 2007. When measured as a percentage of loans outstanding, the allowance for loan losses was .91% at both March 31, 2006 and 2007.

Noninterest income was $8.0 million during the first quarter of 2007 and $7.1 million during the first quarter of 2006, an increase of $899,000, or 12.7%. Trust income increased $442,000, or 25.5%, to $2.2 million in the first quarter of 2007 primarily due to higher estate fees. Mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $1.4 million, an increase of $146,000, or 12.0%, from the first quarter of 2006. The largest increase in income from mortgage operations was in net gain on sale, which resulted primarily from increased volume and better secondary market execution. All of the remaining noninterest income categories increased in 2007 with the exception of the other income category. Other income decreased in the first quarter of 2007 as compared to the first quarter of 2006 due to a nonrecurring gain on sale of property of $157,000 that was included in 2006. Realized gains on sales of securities were $482,000 in the first quarter of 2007, compared with $227,000 in the first quarter of 2006. Service charges on deposits increased $94,000, or 4.8%, to $2,050,000, which is in line with the Company’s modest deposit growth and current pricing strategies. Interchange income from debit card usage also increased $44,000, or 10.5%, in the first quarter of 2007 as customers continue to show a preference for this payment method.

Noninterest expense was $16.6 million during the first quarter of 2007, an increase of $437,000, or 2.7%, from $16.1 million in the first quarter of 2006. Salaries and benefits expense was $9.9 million during the first quarter of 2007, an increase of $381,000, or 4.0%, from $9.5 million in the first quarter of 2006. The increase in personnel expenses resulted from the combination of normal annual increases in compensation rates and increased staffing levels. The full time equivalent employee count rose from 556 in the first quarter of 2006 to 579 in the first quarter of 2007 due to the opening of five new retail branches over the course of 2006. Management expects this trend to reverse in 2007 as it announced on April 13, 2007 that the number of available positions within the Company is being reduced by approximately 8.5%. While this will principally be completed in the second quarter, management anticipates that the full effect will not be realized until the third quarter of 2007.

Net occupancy and furniture and equipment expenses increased $346,000, or 14.6%, from the first quarter of 2006 to the first quarter of 2007. This increase is primarily attributable to the Company’s expansion and development into new markets with the five new 2006 retail locations and the resultant increase in the related facility expenses. In the first quarter of 2007, the Company completed a review of overlap in market area. Due in large part to the findings of this analysis, management announced on April 17, 2007 that three leased branch locations would be closed after completion of the appropriate regulatory processes. The Company also recently announced that it would be seeking regulatory approval to combine its two existing state bank charters—Old Second Bank — Kane County and Old Second Bank — Yorkville—into its national bank charter, The Old Second National Bank of Aurora, and rename the combined entity “Old Second National Bank” early in the third quarter of 2007. Other expense decreased $162,000, or 4.4%, from $3.7 million in the first quarter of 2006 to $3.5 million in the first quarter of 2007 as the Company emphasized overall cost control and review procedures.

The provision for income tax as a percentage of pretax income, or effective tax rate, decreased from 29.2% as of the first quarter of 2006 to 26.9% as of the first quarter of 2007. Increased levels of tax-exempt income from securities, including tax credits from qualified zone academy bonds, helped reduce income tax expense somewhat in the first quarter of 2007. The increased levels of tax-exempt income from securities was due to a 24 basis point increase in tax-equivalent yield combined with a 2.9% increase in average tax-exempt securities held by the Company as of March 31, 2007 compared to March 31, 2006. The reduction in effective tax rate was primarily attributable, however, to the formation of a real estate investment trust (REIT) in the third quarter of 2006 for the purpose of holding certain commercial real estate loans, residential real estate loans and other loans, as well as mortgage-backed investment securities, that were previously held by our main bank subsidiary. In addition to income tax benefits, which lowered the effective tax rate, the REIT ownership structure also provides the Company with an alternate vehicle for raising future capital as desired.

Total assets were $2.44 billion as of March 31, 2007, compared with $2.46 billion as of December 31, 2006. Loans and securities available for sale grew $12.4 million and $14.3 million, respectively, during the first quarter of 2007, while cash and noninterest bearing due from banks declined $30.4 million. The largest changes by loan type included increases in commercial real estate and real estate construction loans of $8.7 million and $21.1 million, respectively, and a decrease of $14.5 million in residential loans.

Total deposits increased $3.2 million during the first quarter of 2007, to $2.07 billion as of March 31, 2007. Demand deposits decreased $21.3 million, to $259.3 million. The largest growth category of deposits at first quarter end 2007 was money market deposit accounts, which increased by $28.5 million, from $446.2 million to $474.7 million. Time deposits increased $4.3 million from $974.1 million to $978.4 million at March 31, 2007.

Depositors generally shifted out of demand and NOW accounts into money market accounts and certificates of deposit. The money market account offers the customer the advantage of liquidity while earning a higher rate of interest than a demand or NOW account and certificates of deposit allow the customer to lock in a fixed rate of interest for a period of time. This deposit shift contributed to a higher cost of funds and had a negative impact on the net interest margin. The net interest margin (tax equivalent basis) declined from 3.49% in the first quarter of 2006 to 3.10% in the first quarter of 2007. In comparing the first quarter of 2007 to the first quarter of 2006, the average cost of interest bearing funds increased 90 basis points.

The Company announced a tender offer on April 17, 2007 to purchase up to 833,333 shares, or approximately 6.4%, of the outstanding common stock at the price of $30.00 per share. The tender offer is set to expire on May 15, 2007, although it may be extended by the Company. If the Company purchases all 833,333 shares that it has offered to purchase, the total purchase price will be approximately $25,000,000. The Company intends to finance the tender offer from the aggregate net proceeds of a private placement of $25,000,000 of aggregate face value trust preferred securities issued by a trust established by the Company. The private placement of trust preferred securities is expected to close on April 30, 2007.

Non-GAAP Presentations: Management uses certain non-GAAP ratios to evaluate and measure the Company’s performance. Management presents a net interest margin calculation. The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Management believes this measure provides investors with information regarding balance sheet profitability. Management also presents an efficiency ratio that is non-GAAP. The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and adjusted non-interest income. Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally. The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this report, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2006.

Financial Highlights (unaudited)
In thousands, except share data

	Quarter Ended March 31,		Year ended December 31,
	2007	2006	2006
Summary Income Statement:
Net interest income	$16,479	$18,135	$71,199
Provision for loan losses	—	444	1,244
Noninterest income	7,974	7,075	28,707
Noninterest expense	16,585	16,148	65,136
Income taxes	2,120	2,513	9,870
Net income	5,748	6,105	23,656

Key Ratios (annualized):
Return on average assets	0.96%	1.06%	0.99%
Return on average equity	14.52%	15.92%	15.29%
Net interest margin (tax equivalent)	3.10%	3.49%	3.34%
Efficiency ratio	65.75%	62.28%	63.34%
Tangible capital to assets	6.56%	6.53%	6.37%
Total capital to risk weighted assets	10.86%	10.98%	10.82%
Tier 1 capital to risk weighted assets	10.02%	10.13%	9.97%
Tier 1 capital to average assets	7.96%	8.12%	7.90%

Per Share Data:
Basic earnings per share	$0.44	$0.45	$1.77
Diluted earnings per share	$0.43	$0.45	$1.75
Dividends declared per share	$0.14	$0.13	$0.55
Book value per share	$12.37	$11.56	$12.08
Tangible book value per share	$12.21	$11.38	$11.92
Ending number of shares outstanding	13,110,423	13,559,075	13,127,292
Average number of shares outstanding	13,134,897	13,529,648	13,367,062
Diluted average shares outstanding	13,278,505	13,708,648	13,526,603

End of Period Balances:
Loans	$1,776,289	$1,739,046	$1,763,912
Deposits	2,065,863	2,004,479	2,062,693
Stockholders’ equity	162,221	156,682	158,555
Total earning assets	2,282,769	2,213,129	2,267,768
Total assets	2,444,031	2,364,399	2,459,140

Average Balances:
Loans	$1,758,891	$1,708,967	$1,748,328
Deposits	2,050,118	1,975,711	1,992,249
Stockholders’ equity	160,534	155,477	154,690
Total earning assets	2,257,669	2,189,911	2,218,993
Total assets	2,416,312	2,344,939	2,377,771

Financial Highlights, continued (unaudited)
In thousands, except share data

	Quarter Ended March 31,		Year ended December 31,
	2007	2006	2006
Asset Quality
Charge-offs	$86	$46	$888
Recoveries	142	164	508
Net charge-offs (recoveries)	$(56)	$(118)	$380
Provision for loan losses	—	444	1,244
Allowance for loan losses to loans	0.91%	0.91%	0.92%

Nonaccrual loans	$1,598	$3,802	$1,632
Restructured loans	—	—	—
Loans past due 90 days	144	3,194	583
Nonperforming loans	1,742	6,996	2,215
Other real estate	—	251	48
Nonperforming assets	$1,742	$7,247	$2,263

Major Classifications of Loans
Commercial and industrial	$169,216	$164,329	$175,621
Real estate - commercial	613,750	634,974	605,098
Real estate - construction	395,764	342,786	374,654
Real estate - residential	572,483	566,874	586,959
Installment	26,569	32,141	23,326
	1,777,782	1,741,104	1,765,658
Unearned origination fees	(1,493)	(2,058)	(1,746)
	$1,776,289	$1,739,046	$1,763,912

Major Classifications of Deposits
Noninterest bearing	$259,349	$249,324	$280,630
Savings	108,361	123,816	104,229
NOW accounts	245,032	240,164	257,505
Money market accounts	474,709	405,841	446,215
Certificates of deposits of less than $100,000	589,178	608,238	591,941
Certificates of deposits of $100,000 or more	389,234	377,096	382,173
	$2,065,863	$2,004,479	$2,062,693

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2007	2006
Assets
Cash and due from banks	$50,308	$80,727
Interest bearing deposits with financial institutions	604	5,493
Federal funds sold	1,491	2,305
Cash and cash equivalents	52,403	88,525
Securities available for sale	487,176	472,897
Federal Home Loan Bank and Federal Reserve Bank Stock	8,783	8,783
Loans held for sale	8,426	14,378
Loans	1,776,289	1,763,912
Less: allowance for loan losses	16,249	16,193
Net loans	1,760,040	1,747,719
Premises and equipment, net	49,542	48,404
Other real estate owned	—	48
Mortgage servicing rights, net	2,957	2,882
Goodwill, net	2,130	2,130
Bank owned life insurance (BOLI)	44,047	43,564
Accrued interest and other assets	28,527	29,810
Total assets	$2,444,031	$2,459,140

Liabilities
Deposits:
Noninterest bearing demand	$259,349	$280,630
Interest bearing:
Savings, NOW, and money market	828,102	807,949
Time	978,412	974,114
Total deposits	2,065,863	2,062,693
Securities sold under repurchase agreements	51,704	38,218
Other short-term borrowings	101,702	127,090
Junior subordinated debentures	31,625	31,625
Note payable	14,975	16,425
Accrued interest and other liabilities	15,941	24,534
Total liabilities	2,281,810	2,300,585

Stockholders’ Equity
Common stock	16,683	16,635
Additional paid-in capital	15,341	14,814
Retained earnings	197,089	193,170
Accumulated other comprehensive loss	(1,498)	(2,545)
Treasury stock	(65,394)	(63,519)
Total stockholders’ equity	162,221	158,555
Total liabilities and stockholders’ equity	$2,444,031	$2,459,140

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)
	Three Months Ended		Year ended
	March 31,		December 31,
	2007	2006	2006
Interest and dividend Income
Loans, including fees	$31,307	$28,977	$123,614
Loans held for sale	129	95	487
Securities:
Taxable	3,895	3,184	12,837
Tax-exempt	1,324	1,232	5,011
Federal funds sold	58	3	42
Interest bearing deposits	16	1	38
Total interest and dividend income	36,729	33,492	142,029
Interest Expense
Savings, NOW, and money market deposits	5,734	3,678	18,571
Time deposits	11,840	9,129	40,965
Securities sold under repurchase agreements	553	487	2,030
Other short-term borrowings	1,243	1,402	6,308
Junior subordinated debentures	617	617	2,467
Note payable	263	44	489
Total interest expense	20,250	15,357	70,830
Net interest and dividend income	16,479	18,135	71,199
Provision for loan losses	—	444	1,244
Net interest and dividend income after provision for loan losses	16,479	17,691	69,955
Noninterest Income
Trust income	2,176	1,734	7,595
Service charges on deposits	2,050	1,956	8,336
Secondary mortgage fees	122	153	716
Mortgage servicing income	148	98	492
Net gain on sales of mortgage loans	1,098	971	3,647
Securities gains (losses), net	482	227	418
Increase in cash surrender value of bank owned life insurance	483	472	1,937
Debit card interchange income	463	419	1,785
Other income	952	1,045	3,781
Total noninterest income	7,974	7,075	28,707
Noninterest Expense
Salaries and employee benefits	9,912	9,531	35,878
Loss on settlement of pension obligation	—	—	1,467
Occupancy expense, net	1,226	1,092	4,598
Furniture and equipment expense	1,494	1,282	5,256
Amortization of core deposit intangible assets	—	89	355
Advertising expense	425	464	2,054
Other expense	3,528	3,690	15,528
Total noninterest expense	16,585	16,148	65,136
Income before income taxes	7,868	8,618	33,526
Provision for income taxes	2,120	2,513	9,870
Net income	$5,748	$6,105	$23,656

Basic earnings per share	$0.44	$0.45	$1.77
Diluted earnings per share	0.43	0.45	1.75
Dividends declared per share	0.14	0.13	0.55

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Quarters ended March 31, 2007 and 2006

(Dollar amounts in thousands- unaudited)

	2007			2006
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$1,427	$16	4.48%	$1,411	$1	0.28%
Federal funds sold	4,488	58	5.17	267	3	4.49
Securities:
Taxable	340,990	3,895	4.57	332,004	3,184	3.84
Non-taxable (tax equivalent)	144,454	2,037	5.64	140,375	1,895	5.40
Total securities	485,444	5,932	4.89	472,379	5,079	4.30
Loans and loans held for sale	1,766,310	31,493	7.23	1,715,854	29,129	6.88
Total interest earning assets	2,257,669	37,499	6.72	2,189,911	34,212	6.32
Cash and due from banks	50,036	—	—	51,619	—	—
Allowance for loan losses	(16,220)	—	—	(15,617)	—	—
Other noninterest-bearing assets	124,827	—	—	119,026	—	—
Total assets	$2,416,312			$2,344,939

Liabilities and Stockholders’ Equity
NOW accounts	$245,485	$1,008	1.67%	$235,874	$599	1.03%
Money market accounts	466,201	4,511	3.92	418,682	2,942	2.85
Savings accounts	105,041	215	0.83	118,792	137	0.47
Time deposits	979,553	11,840	4.90	952,228	9,129	3.89
Interest bearing deposits	1,796,280	17,574	3.97	1,725,576	12,807	3.01
Securities sold under repurchase agreements	49,028	553	4.57	51,376	487	3.84
Federal funds purchased and other borrowed funds	92,684	1,243	5.36	113,373	1,402	4.95
Junior subordinated debentures	31,625	617	7.80	31,625	617	7.80
Note payable	16,896	263	6.23	3,200	44	5.50
Total interest bearing liabilities	1,986,513	20,250	4.13	1,925,150	15,357	3.23
Noninterest bearing deposits	253,838	—	—	250,135	—	—
Accrued interest and other liabilities	15,427	—	—	14,177	—	—
Stockholders’ equity	160,534	—	—	155,477	—	—
Total liabilities and stockholders’ equity	$2,416,312			$2,344,939
Net interest income (tax equivalent)		$17,249			$18,855
Net interest income (tax equivalent) to total earning assets			3.10%			3.49%
Interest bearing liabilities to earnings assets	87.99%			87.91%

Notes:                  Nonaccrual loans are included in the above stated average balances.

  Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2007	2006	2006
Net Interest Margin
Interest income (GAAP)	$36,729	$33,492	$142,029
Taxable-equivalent adjustment:
Loans	57	57	226
Investments	713	663	2,698
Interest income - FTE	37,499	34,212	144,953
Interest expense (GAAP)	20,250	15,357	70,830
Net interest income - FTE	$17,249	$18,855	$74,123
Net interest income - (GAAP)	$16,479	$18,135	$71,199
Average interest earning assets	$2,257,669	$2,189,911	$2,218,993
Net interest margin (GAAP)	2.96%	3.36%	3.21%
Net interest margin - FTE	3.10%	3.49%	3.34%

Efficiency Ratio
Noninterest expense	$16,585	$16,148	$65,136
Noninterest income	7,974	7,075	28,707
Net interest income (GAAP)	16,479	18,135	71,199
Taxable-equivalent adjustment:
Loans	57	57	226
Investments	713	663	2,698
Net interest income - FTE	17,249	18,855	74,123
Noninterest income plus net interest income - FTE	25,223	25,930	102,830
Efficiency ratio	65.75%	62.28%	63.34%